Exhibit 10.33
HUTTIG BUILDING PRODUCTS, INC.
DEFERRED COMPENSATION PLAN
(2008 RESTATEMENT)

HUTTIG BUILDING PRODUCTS, INC.
DEFERRED COMPENSATION PLAN
(2008 RESTATEMENT)
ARTICLE I — INTRODUCTION
1.1	History and Structure. The Huttig Building Products, Inc. Deferred Compensation Plan (“Plan”) was adopted effective as of January 1, 2002.

The vested account balances in the plan were frozen as of December 31, 2004, except for adjustments for earnings and losses, because of Section 409A of the Internal Revenue Code enacted by the American Jobs Creation Act of 2004. Contributions after 2004 and amounts that became vested after 2004 were credited to separate accounts designed to comply with Section 409A. This 2008 Restatement governs payment of amounts credited to such separate accounts.

1.2	Purpose of the Plan. The purpose of the Plan is to attract and retain competent management and other highly compensated employees by offering Eligible Employees flexible compensation opportunities, including:
•	allowing Participants to defer current pretax income and earn a tax-deferred rate of return on their deferred compensation in order to save for retirement and for shorter periods of time for purposes other than retirement; and

•	replacing matching contributions from the Company that are not available under limitations on Participants’ deferrals under Huttig’s 401(k) Plan.
The Plan shall not constitute a “qualified plan” subject to the limitations of Section 401(a) of the Code, nor shall it constitute a “funded plan,” for purposes of such requirements. The Plan shall be exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans which are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.3	Effect of Restatement. This 2008 Restatement is effective January 1, 2008, except as otherwise explicitly provided in this document.

Each Participant’s vested Accounts as of December 31, 2004, without regard to any credits for contributions or transfers as described in Sections 4.1 and 4.4 thereafter, but as adjusted for earnings or losses in accordance with Section 4.3 from time to time, are referred to as the “Grandfathered Accounts.” Payment of benefits credited to Grandfathered Accounts shall be governed by the Deferred Compensation Plan as in effect on October 3, 2004.

Amounts that became vested on or after January 1, 2005, and contributions or transfers as described in Sections 4.1 and 4.4 for periods on and after January 1, 2005, each as adjusted for earnings or losses in accordance with Section 4.3, are credited to separate accounts. Payment of amounts during the period after 2004 and before 2008 that were credited to such non-grandfathered accounts were administered in accordance with a good faith interpretation of §409A and IRS regulations and guidance thereunder, as documented in part in annual prospectuses, plan summaries and administration forms.

On and after January 1, 2008, payment of amounts credited to such non-grandfathered accounts shall be governed by this 2008 Restatement, as amended from time to time.
ARTICLE II — DEFINITIONS AND CONSTRUCTION
2.1	Definitions. The following words and phrases shall have the meaning set forth below, unless a different meaning is required by the context in which the word or phrase is used.
(a)	Account shall mean one or more bookkeeping accounts, established in accordance with Article IV hereof, to which a Participant’s Deferred Compensation and any Matching Contributions are credited, together with any earnings thereon.

(b)	Affiliate shall mean (i) a corporation that is a member of a controlled group of corporations (as determined pursuant to Section 414(b) of the Code) which includes the Company and (ii) a trade or business (whether or not incorporated) which is under common control (as determined pursuant to Section 414(c) of the Code) of the Company.

(c)	Beneficiary shall mean the person or persons designated by the Participant in a written instrument filed with the Committee to receive payment of the Participant’s Account upon the death of the Participant.

(d)	Board shall mean the Board of Directors of the Company.

(e)	Claimant shall have the meaning set forth in Section 8.3 hereof.

(f)	Code shall mean the Internal Revenue Code of 1986, as amended.

(g)	Committee shall mean the individual or individuals designated by the Company to administer the Plan in accordance with Article VIII hereof. If at any time no Committee shall be in office, the functions of the Committee specified in the Plan shall be exercised by the Board.

(h)	Common Stock shall mean the Common Stock, par value $.01 per share, of the Company.

(i)	Company shall mean Huttig Building Products, Inc., a Delaware corporation.

(j)	Compensation shall mean a Participant’s base salary, bonus and/or commission. The Committee may, for the next succeeding Plan Year, change the types of compensation properly deferrable under the Plan prior to the Deferral Election Deadline.

(k)	Deferral Election shall mean the agreement between the Company and an Eligible Employee pursuant to which the Eligible Employee consents to participation and the deferral of Compensation hereunder, and designates the type and amount of Compensation to be deferred for a Plan Year.

(1)	Deferral Election Deadline shall mean the date the Committee designates by Rule as the last date an Eligible Employee may file a Deferral Election with the Committee for the next succeeding Plan Year which shall in no event be later than the last day of the Plan Year preceding the Plan Year for which the Deferral Election is made.

Notwithstanding the preceding, the Deferral Election Deadline for an Employee who becomes an Eligible Employee during a Plan Year and who satisfies the requirements for newly-eligible status under Section 409A of the Code, shall mean the 30th day after such individual became an Eligible Employee.

(m)	Deferred Compensation shall mean the Compensation elected by the Participant to be deferred pursuant to the Plan.

(n)	Eligible Employee shall mean an Employee of the Employer whom the Committee designates as eligible to participate in the Plan. Notwithstanding the foregoing, the Committee shall permit only a select group of management or highly compensated employees to be Eligible Employees.

(o)	Employee shall mean any person employed as an employee by the Employer and on the payroll of the Employer. If a person’s status as an employee is redetermined retroactively, such redetermination shall not affect participation in the Plan prior to the redetermination.

(p)	Employer shall mean the Company and any Affiliate that has adopted the Plan with consent of the Company.

(q)	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

(r)	Fair Market Value of a share of Common Stock shall mean the fair value thereof, determined under such Rules as the Committee may establish. Unless the Committee so establishes a different meaning, Fair Market Value of a share of Common Stock shall mean as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if shares of Common Stock are not so listed but are quoted on the NASDAQ National Market, the closing sales price per share of Common Stock reported by the NASDAQ National Market on that date, or, if there shall have been no such sales reported on that date, on the last preceding date on which such a sale was so reported or (iii) if the Common Stock is not so listed or quoted but is traded in the over-the-counter market, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the NASDAQ Stock Market, or, if not reported by the NASDAQ Stock Market, by the National Quotations Bureau Incorporated.

(s)	Funds shall mean one or more of the mutual funds, investment portfolios or contracts selected by the Committee.

(t)	Huttig 401(k) Plan shall mean the Huttig Building Products, Inc. Savings and Profit Sharing Plan, as the same may be amended from time to time and intended to constitute a cash or deferred plan in accordance with the provisions of Section 401(k)of the Code.

(u)	Participant shall mean each Eligible Employee who has properly completed and filed a Deferral Election with the Committee.

(v)	Permanent Disability shall have the meaning given to such term in the Huttig 401(k)Plan.

(w)	Plan shall mean this Huttig Building Products, Inc. Deferred Compensation Plan, as amended from time to time.

(x)	Plan Year shall mean the calendar year.

(y)	Pre-Retirement Account shall mean the Account or Accounts to which a Participant elects to contribute Deferred Compensation and from which, pursuant to Article V, distributions are made.

(z)	Retirement shall mean a Participant’s Termination of Employment on or after attainment of age 55.

(aa)	Retirement Account shall mean the Account to which a Participant elects to contribute Deferred Compensation and to which Company matching contributions are made, and from which, pursuant to Article V, distributions are made.

(bb)	Rule shall mean a determination, regulation, standard, or rule of general applicability made by the Committee or the Board.

(cc)	Specified Employee shall mean a Specified Employee as defined in Treas. Reg. § 1.409A — l(i) (generally officers earning over $140,000, as indexed for inflation, per year who are among the 50 highest paid employees).

(dd)	Termination of Employment shall mean separation from service from the Company and its affiliates (generally 50% common control with the Company), as defined in IRS regulations under Section 409A of the Code (generally, a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, and disregarding leave of absences up to six months where there is a reasonable expectation the Employee will return).
2.2	Construction. If any provision of the Plan or any Rule is determined to be for any reason invalid or unenforceable, the remaining provisions of the Plan and the remaining Rules shall continue in full force and effect. The terms and provisions of the Plan and the Rules hereunder shall be construed and enforced according to the principles, and in the priority, as follows: first, in accordance with the meaning under, and which will bring the Plan into conformity with, section 409A of the Code; and secondly in accordance with the laws of the State of Delaware (other than its laws regarding choice of laws). The Plan shall be deemed to contain the provisions necessary to comply with such laws. The masculine gender, where appearing in the Plan or the Rules, shall include the feminine gender, and vice versa. The terms “delivered to the Committee” and “filed with the Committee,” as used in the Plan or the Rules, shall include, respectively, delivery to and filing with a person or persons designated by the Committee for the disbursement and the receipt of administrative forms. Headings and subheadings in the Plan or the Rules are for the purpose of reference only and are not to be considered in the construction of the Plan or the Rules.
ARTICLE III — PARTICIPATION AND VESTING
3.1	Eligibility and Participation. An Eligible Employee who properly completes and files with the Committee a Deferral Election pursuant to which a portion of his Compensation is deferred under the Plan shall become a Participant. A Participant shall remain a Participant with respect to his existing Account until his entire Account under the Plan is extinguished, through distribution or otherwise; provided, however, that except as set forth in this Section 3.1, a Participant’s Deferral Election shall be effective only for Compensation earned for service performed during the Plan Year for which it was filed (in the case of a newly-Eligible Employee during a Plan Year, the Deferral Election shall be effective for Compensation for services performed after the date of such election). Base salary Compensation paid after the end of a Plan Year for services performed during the final payroll period of the preceding Plan Year shall be treated as base salary Compensation for services performed in the subsequent Plan Year.

3.2	Ceasing to be an Eligible Employee. Status as an Eligible Employee will be redetermined from time to time, at least annually; provided that an Eligible Employee may be designated as ineligible only as of the first day of a subsequent Plan Year. If an Eligible Employee desires to participate during a Plan Year, he must file a Deferral Election for such Plan Year by the Deferral Election Deadline. If an individual ceases for any reason to be an Eligible Employee, through Termination of Employment or otherwise, he shall not again become eligible to make a Deferral Election until he again becomes an Eligible Employee.

3.3	Vesting. A Participant shall be 100% vested at all times in his Account balances representing Deferred Compensation and earnings, interest and losses thereon. A Participant shall become vested in his Account balances representing Company matching contributions that may be credited to a Participant’s account under Section 4.4 hereof in accordance with the following schedule:
Years of Service

Interest	Vested
Less than 1 year	None
1 year but fewer than 2	20%
2 years but fewer than 3	40%
3 years but fewer than 4	60%
4 years but fewer than 5	80%
5 years or more	100%
Years of service for vesting purposes hereunder shall be determined in accordance with the provisions of the Huttig 401(k) Plan. However, a Participant will become 100% vested, regardless of years of service, if he suffers a Permanent Disability, reaches age 65, or dies while actively employed.
ARTICLE IV — DEFERRAL ELECTIONS, CREDITING OF ACCOUNTS, EMPLOYER CONTRIBUTIONS
4.1	Deferral Elections. Each Eligible Employee shall be provided an opportunity to make a Deferral Election with respect to such portion of his Compensation as the Committee designates by Rule. The Committee may require or permit separate Deferral Elections to be made with respect to different elements of Compensation, and may provide that Deferral Elections shall be subject to minimum and maximum limitations on the amount deferred; provided, however, that a Participant may not defer more than 44% of his salary and 44% of his commission or bonus for any Plan Year, or such lesser percentages established by the Committee prior to the commencement of the Plan Year. Deferral Elections for a Plan Year shall be filed with the Committee no earlier than the date permitted by the Committee, and no later than the Deferral Election Deadline. Deferral Elections for a Plan Year shall become irrevocable at such time as the Committee may designate by Rule, but (except in the case of a newly-Eligible Employee) no later than the last day of the preceding Plan Year. A newly-Eligible Employee’s Deferral Election shall become irrevocable 30 days after the date the Employee became an Eligible Employee. A Participant’s Deferral Election shall automatically terminate upon the earlier to occur of (i) the end of the Plan Year for which it was filed, (ii) with respect to base salary deferrals, his Termination of Employment, or (iii) the date on which the Participant received a hardship distribution under the
Huttig 401(k) Plan and such plan requires that deferrals be suspended for a period of time following the hardship distribution. If a Deferral Election is cancelled because of a 401 (k) hardship distribution, any later Deferral Elections shall be subject to the provisions governing initial deferral elections. The Committee shall determine the form and manner of filing the Deferral Election, which shall be by such means as the Committee shall require or permit, including, but not limited to traditional writing or electronic means.

4.2	Participant Accounts. Pursuant to each Participant’s Deferral Election, there may be established a Retirement Account and up to one new or existing Pre-Retirement Account, as designated by the Participant, to which there shall be credited any Deferred Compensation. The amounts deferred in accordance with the Participant’s Deferral Election shall be credited to the Participant’s Account(s) as soon as administratively feasible after the regular compensation payment dates that such amounts would otherwise have been paid as current cash compensation had there been no deferral. Subject to limitations applicable to Account balances invested in Common Stock as may be determined by the Committee, Participants may be able to rebalance their accumulated Account balances among the Funds available for deferral of Compensation under the Plan. Establishment and maintenance of Accounts hereunder shall not be construed as giving any person any interest in assets of the Employer, or a right to payment other than as provided hereunder. An Account shall be maintained until all amounts credited to such Account have been withdrawn, distributed, forfeited, or otherwise extinguished in accordance with the terms and provisions of this Plan.

4.3	Directed Investments; Rates of Return. Each Participant’s Account shall be credited with a number of shares of one or more Funds (which may be hypothetical or actual, as determined by the Committee), made available by the Committee and elected by the Participant in his Deferral Election with regard to his Deferred Compensation. The number of such actual or hypothetical shares shall be determined by dividing the cash amount directed to each Fund by the net asset value of such Fund. Earnings and/or losses on Account balances shall be determined as though such balances had actually been invested in the Funds selected by the Participant, on the basis of actual earnings or losses of those Funds, whether or not the Company invests any assets in any actual investment funds. The Committee may approve, as a hypothetical investment option for a Participant’s Deferred Compensation, shares of Common Stock, and unless otherwise determined by the Committee, credits for 50% of Company matching contributions shall be deemed to be invested in shares of Common Stock. The number of such shares shall be determined by dividing the amount of the Participant’s Deferred Compensation and/or the Company’s matching contribution invested or credited in Common Stock by the Fair Market Value of the Common Stock on the date such Deferred Compensation or matching contributions are credited to his Account.

4.4	Company Contributions. The Company shall credit each Participant’s Retirement Account with a matching contribution equal to (a) 50% of the Participant’s Deferred Compensation (regardless of whether such Deferred Compensation is credited to his Retirement Account or to his Pre-Retirement Account), up to a maximum of 6% of such Participant’s total Compensation, less (b) the maximum Matching Contributions (as such term is defined in the Huttig 401 (k) Plan) the Participant could have received in the Huttig 401 (k) Plan at a 6% contribution rate.

When credited to an Eligible Participant’s Retirement Account, unless otherwise determined by the Committee, 50% of any Company matching contributions will be in the form of Common Stock. Eligible Participants may transfer (in accordance with procedures established by the Committee) any such Company contributions out of Common Stock and into any other Funds available under the Plan only when such amounts are fully vested in accordance with Section 3.3, or in the event that Common Stock ceases to be offered as an investment option under the Plan.
ARTICLE V — DISTRIBUTION OF BENEFITS
5.1	Time and Form of Distribution of Grandfathered Benefits. The time and form of distribution for a Participant’s Grandfathered Benefit shall be the form and at the time or times provided by the terms of the Plan as in effect on October 3, 2004.

5.2	Time of Distribution. As a part of making a Deferral Election, a Participant shall elect the time and form of distribution of his Account. If a Participant elects to defer some of his Compensation into a Pre-Retirement Account, as provided in Section 4.2, he shall designate a time of payment not earlier than five years after the first year for which the Deferral Election is made. Alternatively, the Participant’s Deferral Election may elect a distribution at Retirement. Company Matching Contributions made pursuant to Section 4.4 are credited to the Participant’s Retirement Account.

A Participant may elect to further defer distribution of a Pre-Retirement or Retirement Account, or change his election from lump sum to installments or from installments to lump sum, in accordance with Section 5.6.

5.3	Form of Distribution. A Participant shall elect the form of distribution on his Deferral Election. Optional forms of distribution for Retirement Accounts shall include a single lump sum payment or annual installment payments for 5, 10 or 15 years. Optional forms of distribution for Pre-Retirement Accounts shall include a single lump sum payment or annual installment payments for up to five years. If a Participant’s entire vested Account at the time of any payment is less than $10,000, the payment shall be made in a single lump-sum, regardless of the form of payment selected by the Participant.

Pre-Retirement and/or Retirement Accounts in which a Participant has elected payment in installments shall continue to be credited with earnings and/or reduced to reflect losses in accordance with Section 4.3 until such Accounts are paid in full. The amount of each installment payment shall be determined under the declining balance accounting method. For example, a five year installment payout would be paid as follows: 1/5 of the Account balance in the first year; 1/4th of the remaining Account balance in the second year; 1/3rd of the remaining Account balance in the third year; 1/2 of the remaining Account balance in the fourth year; and the balance of the remaining Account balance in the fifth year.

For purposes of this Plan, a series of installment payments shall be treated as a single payment pursuant to Treas. Reg. §1.409A-2(b)(2).

5.4	Alternate Time and Form of Payment. Notwithstanding a Participant’s Deferral Election, (a) if a Participant experiences a Termination of Employment prior to the time that he is eligible for Retirement, his entire vested Account balance shall be payable to him in a single lump-sum immediately upon such Termination of Employment; and (b) on a Participant’s Retirement, any Pre-Retirement Account (including Pre-Retirement Accounts in pay status) shall be paid in accordance with the Participant’s Retirement Account election or, if no such election has been made, in a single lump sum payment immediately on Retirement; provided, however, if a Participant retired before January 1, 2008, then any Pre-Retirement Account that is in pay status on January 1, 2008 shall continue to be paid in accordance with the Participant’s election for such Pre-Retirement Account and, provided further, if a Participant who retires in 2008 has a Pre-Retirement Account in pay status, there shall be no change in the amount payable in 2008 from such Pre-Retirement Account and, effective January 1, 2009, the remainder of such account shall be paid in accordance with the Participant’s Retirement Account election or, if no such election has been made, in a lump sum.

5.5	Distributions Due to Unforeseeable Emergency. The immediate payment of all or a portion of a Participant’s Account may be made due to an Unforeseeable Emergency. Amounts of distributions shall be limited to the amount reasonably necessary to satisfy the Participant’s need (plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution) after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The Participant shall retain discretion whether to apply for early payment due to Unforeseeable Emergency. The Committee shall retain discretion to determine whether an Unforeseeable Emergency exists, as well as the amount reasonably necessary to satisfy the Participant’s need.

For these purposes, an “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from an illness or accident of the Participant or the Participant’s spouse or dependent (as defined in section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as defined in Section 409A of the Code and the regulations thereunder.

The Committee’s interpretation of this Section 5.5 shall be limited by Section 409A of the Code, and IRS regulations and guidance thereunder.

5.6	Subsequent Deferral Elections. A Participant may change his distribution date or distribution method to delay payment of the balance credited to a Pre-Retirement Account or a Retirement Account; provided, however, that (a) such change must be made at least twelve months before the date on which the first payment from such Pre-Retirement Account or Retirement Account would otherwise have been made, and (b) the first payment under the new distribution date or method is a date not less than five years from the date such payment would otherwise have been made. Such a subsequent deferral election shall not become effective until twelve months after the date on which such election is made. For example, if the payment was scheduled to be made in a lump sum on January 1, 2010, a Participant could elect installment payments over five years, so long as the election was made before January 1, 2009, and the first installment payment was deferred until at least January 1, 2015.

5.7	Method of Payment. All benefits under the Plan shall be paid by negotiable check or other cash equivalent from the trust (if any) or other general funds of the Employer, or, if the Committee so designates, in the form of a fully paid insurance or annuity contract or, subject to the limitations of Section 11.1. in shares of Common Stock, valued at their Fair Market Value at the time of payment.

5.8	Death of a Participant. In the event of the death of a Participant prior to distribution of all amounts otherwise payable to the Participant hereunder, the Participant’s Beneficiary or Beneficiaries shall be entitled to distribution of all vested amounts credited to the Participant’s Account(s). Such payment shall be in the form of a single lump sum payable as soon as administratively feasible following the death of the Participant. Each Participant may designate a Beneficiary or Beneficiaries to receive payment of his benefits under the Plan in the event of his death, and may revoke or change such designation, in accordance with such procedures as the Committee shall establish. Unless the Committee otherwise provides, a Participant may revoke his designation of Beneficiary (without the consent of any Beneficiary) and make a new designation of Beneficiary by filing a new form with the Committee. A properly completed and executed change in a designation of Beneficiary, unless the Committee provides to the contrary, shall take effect immediately upon being filed with the Committee during the Participant’s lifetime. If upon a Participant’s death no valid designation of Beneficiary is on file with the Committee, or if a Beneficiary dies before payments are completed and there are no living contingent or successive Beneficiaries, then, unless the Committee establishes a different Rule, any remaining payments under the Plan shall be made (1) to the Participant’s surviving spouse, if any, or (2) if there is no surviving spouse, then to the Participant’s estate.

5.9	Withholding. The Employer shall have the right to deduct applicable taxes (including, but not limited to taxes under the Federal Insurance Contributions Act) from any amounts payable hereunder to a Participant or Beneficiary and from amounts otherwise subject to any tax, and to withhold an appropriate amount of cash or a number of shares of

Common Stock or a combination thereof for payment of taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

5.10	Facility of Payment. In the event any distribution is payable under the Plan to a minor or other individual who is legally, physically or mentally incompetent to receive such payment, the Committee in its sole discretion shall pay such benefits to one or more of the following persons: (a) directly to such minor or other person; (b) to the legal guardian or conservator of such minor or other person; (c) to the spouse, parent, brother, sister, child or other relative of such minor or other person for the use of such minor or other person; or (d) to such other person as the Committee deems appropriate. The Committee shall not be required to see to the application of any distribution so made to any of such persons, but the receipt therefore shall be a full discharge of the liability of the Plan, the Committee, the Company, and the trustee (if any) to such minor or other person.

5.11	Waiver and Release. The Committee may condition the payment of some or all benefits hereunder on the Participant’s entering into a binding release and waiver in such form as the Committee shall permit which must be executed not later than 30 days following a distribution event.

5.12	Specified Employee Six Month Deferral. Notwithstanding anything to the contrary in this Article V, a payment on account of Termination of Employment to a Specified Employee may not be made until at least six months after such Termination of Employment. Any payment otherwise due in such six month period shall be suspended and become payable at the end of such six month period. If the Participant elected installment payments, the first such payment shall be delayed and the remaining installment payments shall be payable on the anniversary dates of the date of Termination of Employment.

5.13	Actual Date of Payment. An amount payable on a date specified in this Article V shall be paid as soon as administratively feasible after such date; but no later than the later of the end of the calendar year in which the specified date occurs or the 15th day of the third calendar month following such specified date. The payment date may be postponed further if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Company. The amount due the Participant shall be determined based on the vested balance credited to the Account of the Participant on the actual date of payment.

5.14	Automatic Deferral. Notwithstanding any other provision of this Plan to the contrary, no amount shall be paid to any Participant before the earliest date on which the Employer’s federal income tax deduction for such payment is not precluded by Section 162(m) of the Code. In the event any payment is delayed solely as a result of the preceding restriction, such payment shall be made as soon as administratively feasible following the first date as of which Section 162(m) of the Code no longer precludes the deduction of such payment.

ARTICLE VI — PAYMENT LIMITATIONS
6.1	Assignment. No Participant or Beneficiary of a Participant shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien on any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and their Beneficiaries.
ARTICLE VII — FUNDING AND EXPENSES
7.1	Funding. Benefits under the Plan shall be funded solely by the Employers. Benefits hereunder shall constitute an unfunded general obligation of the Employer of the Participant. In the event a Participant has been employed by more than one Employer (i.e., the Company and one of its Affiliates), benefits hereunder shall constitute an unfunded general obligation of each of the Participant’s Employers in proportion to the amounts deferred while in the employ of the respective Employers. All payments under the Plan shall be deemed made by the respective Employers from general assets available to all unsecured creditors of such Employer in the event of its insolvency. Each Participant has merely the status of a general unsecured creditor of the Employer. Notwithstanding the foregoing, the Employer may, but need not, create for purposes of the Plan a trust of the type commonly referred to as a “rabbi” trust, which may, but need not, be in substantial conformity to the terms of the model trust published by the Internal Revenue Service in Rev. Proc. 92-64 or any successor thereto. The Employers may transfer assets to the trustee of such trust to hold and to make distributions under the Plan on behalf of the Employers. The assets so held in trust shall remain the general assets of the respective Employers, which are the grantors under the trust. The rights of Participants and their Beneficiaries under the Plan and the trust shall be exclusively unsecured contractual rights. No Participant or Beneficiary shall have any right, title or interest whatsoever in the trust. In its discretion, the Company may direct the Employer to purchase life insurance insuring the lives of the Participants and may require the Participants to provide information necessary to obtain such life insurance.

7.2	Creditor Status. A Participant and his Beneficiary or Beneficiaries shall be general creditors of the Employer with respect to the payment of any benefit under the Plan, unless such benefits are provided under a contract of insurance or an annuity contract that has been delivered to the Participant, in which case the Participant and his Beneficiary or Beneficiaries shall look to the insurance carrier or annuity provider for payment, and not to the Employers. The Employer’s obligation for such benefit shall be discharged by the purchase and delivery of such annuity or insurance contract.

7.3	Expenses. The expenses of administering the Plan shall be borne by the Employers.

ARTICLE VIII — ADMINISTRATION
8.1	Committee. Except for rights and powers expressly reserved to the Board or the Company, the Plan will be administered by the Committee. Members of the Committee may participate in the Plan, but no member of the Committee shall be entitled to make decisions that relate solely to his own participation.

8.2	Committee Powers. The Committee shall have the power and authority in its sole and absolute discretion:
(a)	to make and from time to time amend Rules by which the Plan will be implemented and administered from time to time, which Rules shall be binding on the Company, Employers, and all Participants and their Beneficiaries, even though they may apply retroactively to Participants whose employment has terminated;

(b)	to construe and interpret the Plan, determine the application of the Plan to situations where such application is unclear or disputable, to resolve all questions arising under the Plan (including questions of fact) and make equitable adjustments for any mistakes or errors made in the administration of the Plan; provided that individual exceptions to Rules shall not be permitted;

(c)	to determine all questions arising in the administration of the Plan, including the power to determine the status of individuals as Eligible Employees, the rights of Participants and their Beneficiaries and the amount of their respective benefits and such determination, interpretation or other action shall be final and binding for all purposes and upon all persons;

(d)	to adopt, amend and rescind such rules (including Rules), regulations and forms as it may deem necessary for the proper and efficient administration of the Plan consistent with its purposes, which rules may permit case-by-case determinations;

(e)	to enforce and administer the Plan in accordance with its terms and the rules, regulations and forms it adopts; to appoint a plan administrator and to delegate to the plan administrator such administrative duties as the Committee shall deem appropriate;

(f)	to take such action and establish such procedures as it deems necessary or appropriate to coordinate deferrals and benefits under this Plan and any other plan;

(g)	to select, monitor and prospectively change the investment funds and rates of return to be credited under the Plan;

(h)	to take such action and establish such procedures as it deems necessary or appropriate to implement Participant elections and designations of investment funds and rates of return, and to coordinate the Employers’ actions, if any, taken to reduce or eliminate the Employers’ exposure to market fluctuations;

(i)	to direct the appropriate person to make payments from the Plan;

(j)	to employ such counsel, auditors, actuaries, or other specialists (who may be counsel, auditors, actuaries or other specialists for the Company) and to engage such clerical or other services to the extent such services are not provided by the Company;

(k)	to maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law, and to communicate the terms of the Plan and any material amendments thereto to the Eligible Employees and Participants;

(1)	to delegate such of its powers and authorities (including the power and authority to delegate) to such person or persons, with his, her, its or their consent, as the Committee may appoint; and

(m)	to do all other things the Committee deems necessary or desirable for the advantageous administration of the Plan and to make the Plan fully effective in accordance with its terms and intent.
8.3	Claims for Benefits. In the event that a Participant or Beneficiary claims to be eligible for benefits, or claims any rights hereunder (hereinafter a “Claimant”), he must complete and submit a written request for such benefit with the Committee setting forth his claim. The request must be made within 60 days of the date of vesting and must be addressed to the Committee, Huttig Building Products, Inc. at the Company’s then principal place of business.

8.4	Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:
(a)	the specific reason or reasons for such denial;

(b)	the specific reference to pertinent provisions of the Plan on which such denial is based;

(c)	a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(d)	appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(e)	the time limits for requesting a review under Section 8.5 and for review under Section 8.6 hereof.
8.5	Request for Review. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Chief Executive Officer of the Company review the determination of the Committee. Such request must be addressed to the Chief Executive Officer, Huttig Building Products, Inc. at the Company’s then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Chief Executive Officer. If the Claimant does not request a review of the Committee’s determination by the Chief Executive Officer within such 60 day period, he shall be barred and estopped from challenging the Committee’s determination.

8.6	Review of Decision. Within 60 days after the Chief Executive Officer’s receipt of a request for review, he will review the Committee’s determination. After considering all materials presented by the Claimant, the Chief Executive Officer will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Chief Executive Officer will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

8.7	Standard of Review. The Committee and the Chief Executive Officer shall possess and exercise discretionary authority to make determinations as to a Participant’s eligibility for benefits and to construe the terms of the Plan. The determination of the Chief Executive Officer shall be final and non-reviewable unless found to be arbitrary and capricious by a court of competent review. Such determination shall be binding upon the Employers and the Claimant.

8.8	Receipt and Release of Necessary Information. In implementing the terms of the Plan, the Committee may, without the consent of or notice to any person, release to or obtain from any other organization or person any information, with respect to any person, which the Committee deems to be necessary for such purposes. Any Participant or Beneficiary claiming benefits under the Plan shall furnish to the Committee such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

8.9	Overpayment and Underpayment of Benefits. The Committee may adopt, in its sole discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits. If a Participant or Beneficiary receives an underpayment of benefits, the Committee shall direct that immediate payment be made to make up for the underpayment. If an overpayment is made to a Participant or Beneficiary, for whatever reason, the Committee may, in its sole discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under the Plan without regard to further benefits to which the Participant or Beneficiary may be entitled.

8.10	Account Statements. In accordance with Rules established by the Committee, each Participant shall receive, at least quarterly, statements with respect to his Account(s).
ARTICLE IX — OTHER BENEFIT PLANS OF THE COMPANY
9.1	Other Plans. Nothing contained in the Plan shall prevent a Participant prior to his death, or his Beneficiary after his death, from receiving, in addition to any payments provided for under the Plan, any payments provided for under any other plan or benefit program of the Employer, or which would otherwise be payable or distributable to the Participant or Beneficiary under any plan or policy of the Employer or otherwise. Nothing in the Plan shall be construed as preventing the Company or any Affiliate from establishing any other or different plans providing for current or deferred compensation for employees. Benefits provided under the Plan shall not constitute earnings or compensation for purposes of determining contributions or benefits under any other plan of an Employer, unless specifically provided otherwise in such plan.
ARTICLE X — AMENDMENT AND TERMINATION OF THE PLAN
10.1	Amendment and Termination. Except as otherwise provided in this Section 10.1, the Committee may amend or terminate the Plan at any time and in its sole discretion, by written resolution. Any such amendment or termination shall be binding on the Company, the Employers, and all Participants and their Beneficiaries, even though it may be retroactive and applicable to Participants who have incurred a Termination of Employment. The Committee may amend any Rule at any time. However, no amendment or termination of the Plan and no amendment of a Rule shall adversely affect the right of a Participant to payment of a benefit to which the Participant would be entitled (then or thereafter) under the terms of the Plan if the Participant’s employment terminated immediately before the adoption of such amendment or termination of the Plan or Rule, unless such amendment or termination of the Plan or amendment of the Rule, in the reasonable judgment of the Committee, is required to comply with applicable law or to preserve the tax treatment of benefits under the Plan for the Employers or for the Participant, or is consented to by the affected Participant. Except for amendments necessary to comply with applicable law, no amendment of the Plan may be made without the approval of the Board if such amendment either (a) materially increases the benefits accruing to Participants under the Plan or (b) is made after the first event constituting a part of a change in control of the Company.

Any termination of this Plan will take place only as permitted by the Commissioner of the Internal Revenue Service in generally applicable guidance issued under Section 409A of the Code and the regulations thereunder. A termination of the Plan must comply with the provisions of Section 409A of the Code and the regulations and guidance promulgated thereunder, including, but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.

10.2	Continuation. The Company intends to continue the Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in this Plan to its Participants.
ARTICLE XII — SHARES OF COMMON STOCK
11.1	Shares Available for Issuance. Any shares of Common Stock that may be distributed to Participants in accordance with Article V hereof shall be limited to available shares that may be purchased in the open market or in private transactions or held as treasury shares and may not be authorized but unissued shares of Common Stock.

11.2	Adjustments in Event of Changes in Capitalization. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, share dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange or reclassification of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common shareholders other than cash dividends, the number or kind of hypothetical shares or share equivalents that may be credited under the Plan shall be automatically adjusted so that the proportionate interest of the Participants shall be maintained as before the occurrence of such event. Such adjustment shall be conclusive and binding for all purposes of the Plan.
ARTICLE XII — MISCELLANEOUS
12.1	No Right to Continued Employment. Nothing contained in the Plan shall be construed as a contract of employment between the Company or any Affiliate and an employee, or as a right of any person to be continued in the employment of the Company or any Affiliate, or as a limitation of the right of the Company or an Affiliate to discharge any of its employees, with or without cause.

12.2	Indemnification. The Company hereby indemnifies each member of the Committee and each employee who is delegated responsibilities under the Plan against any and all liabilities and expenses, including attorney’s fees, actually and reasonably incurred by them in connection with any threatened, pending or completed legal action or judicial or administrative proceeding to which they may be a party, or may be threatened to be made a party, by reason of membership on such Committee or due to a delegation of responsibilities, except with regard to any matters as to which they shall be adjudged in such action or proceeding to be liable for gross negligence or willful misconduct in connection therewith.

12.3	Successors. All obligations of the Company under the Plan shall be binding on any successor, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

12.4	No Fiduciary Relationship. Nothing contained in the Plan and no action taken pursuant to the provisions hereof shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant or any other person.

12.5	Risk of Loss. Each Participant agrees to assume all risk in connection with the value of his Accounts under the Plan.

12.6	Governing Law. The Plan shall be construed and administered in accordance with the laws of the State of Missouri (without regard to the principles of conflicts of law which might otherwise apply) to the extent not pre-empted by ERISA.
     IN WITNESS WHEREOF, Huttig Building Products, Inc. has adopted this 2008 Restatement of the Plan this 29th day of January, 2008, effective as of January 1, 2008.

HUTTIG BUILDING PRODUCTS, INC.
By:	/s/ David L. Fleisher
Vice President — Chief Financial Officer